Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of a.k.a. Brands Holding Corp. of our report dated June 23, 2021, relating to the financial statements of Culture Kings Group Pty Ltd, which appears in a.k.a. Brands Holding Corp.’s Registration Statement on Form S-1, as amended (File No. 333-259028).

/s/ PricewaterhouseCoopers

Melbourne, Australia

September 23, 2021